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Exhibit 99.1

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FOR IMMEDIATE RELEASE

AMAG Pharmaceuticals, Inc. Board of Directors
Unanimously Opposes Unsolicited Proposal from MSMB Capital

        LEXINGTON, Mass.—August 8, 2011, AMAG Pharmaceuticals, Inc. (NASDAQ: AMAG), a biopharmaceutical company focused on the development and commercialization of a therapeutic iron compound to treat iron deficiency anemia, today announced that its Board of Directors, after consultation with its legal and financial advisors, has unanimously determined that the previously disclosed proposal by MSMB Capital is not reasonably expected to result in a superior offer to the merger with Allos Therapeutics, Inc. Therefore, the AMAG Board of Directors unanimously opposes MSMB Capital's proposal and reaffirms its prior determination that the merger agreement with Allos Therapeutics, Inc. and the merger contemplated thereby are advisable and fair to, and in the best interests of, AMAG and its stockholders.

About AMAG Pharmaceuticals, Inc.

        AMAG Pharmaceuticals, Inc. is a biopharmaceutical company focused on the development and commercialization of a therapeutic iron compound to treat iron deficiency anemia. For additional company information, please visit www.amagpharma.com.

Additional Information and Where You Can Find It

        This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. The proposed merger between AMAG and Allos Therapeutics, Inc. will be submitted to the respective stockholders of AMAG and Allos for their consideration.

        AMAG will file a Registration Statement on Form S-4 containing a joint proxy statement/prospectus of Allos and AMAG and other documents concerning the proposed acquisition with the Securities and Exchange Commission (the "SEC"). Investors are urged to read the joint proxy statement/prospectus when it becomes available and other relevant documents filed with the SEC because they will contain important information. Security holders may obtain a free copy of the proxy statement/prospectus (when it is available) and other documents filed by Allos and AMAG with the SEC at the SEC's website at http://www.sec.gov. The joint proxy statement/prospectus and other documents may also be obtained for free by contacting Allos' Investor Relations by e-mail at investorrelations@allos.com, by telephone at (303) 426-6262 or by mail at Investor Relations, Allos Therapeutics, Inc., 11080 CirclePoint Road, Suite 200, Westminster, CO 80020 or by contacting AMAG's Investor Relations by e-mail at cmiceli@amagpharma.com, by telephone at (617) 498-3361 or by mail at Investor Relations, AMAG Pharmaceuticals, Inc., 100 Hayden Avenue, Lexington, MA 02421.

        Allos, AMAG, certain of their respective directors, executive officers, members of management and employees may, under the rules of the SEC, be deemed to be participants in the solicitation of proxies in connection with the proposed merger. Information regarding Allos' directors and executive officers and their beneficial ownership of Allos' common stock is also set forth in Allos' annual proxy statement on Schedule 14A filed with the SEC on April 29, 2011. This document is available free of charge at the SEC's website at http://www.sec.gov or by going to Allos' Investors page on its corporate website at http://www.allos.com. Information concerning AMAG's directors and executive officers and their beneficial ownership of AMAG's common stock is set forth in AMAG's annual proxy statement on Schedule 14A filed with the SEC on April 18, 2011. This document is available free of charge at the SEC's website at http://www.sec.gov or by going to AMAG's Investors page on its corporate website at http://www.amagpharma.com. Additional information regarding the persons who may, under the rules of the SEC, be deemed "participants" in the solicitation of proxies in connection with the proposed merger, and a description of their direct and indirect interests in the proposed merger, which may differ from the interests of Allos' investors or AMAG's investors generally, will be set forth in the joint proxy statement/prospectus when it is filed with the SEC.

AMAG Pharmaceuticals, Inc. Contacts
Amy Sullivan, 617-498-3303
Carol Miceli, 617-498-3361

Joele Frank, Wilkinson Brimmer Katcher
Tim Lynch/Annabelle Rinehart, 212-355-4449

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  Exhibit 99.1
AMAG Pharmaceuticals, Inc. Board of Directors Unanimously Opposes Unsolicited Proposal from MSMB Capital